Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $.0001 par value per share, of Long Blockchain Corp., a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 30, 2018

Stater Blockchain Limited

By:	/s/ Timothy Douglas Connell
	Name:	Timothy Douglas Connell
	Title:	Director

By:	/s/ Timothy Douglas Connell
	Name:	Timothy Douglas Connell
	Title:	Director

By:	/s/ Ramy Ahmed Soliman
	Name:	Ramy A. Soliman
	Title:	Director